Exhibit 5.1

Our ref            JVZ/629535-000001/29376118v4

AirNet Technology Inc.

PO Box 309

Ugland House

Grand Cayman

KY1-1104

Cayman Islands

10 May 2024

Dear Sir or Madam

AirNet Technology Inc.

We have acted as Cayman Islands legal advisers to AirNet Technology Inc. (the "Company") in connection with the Company’s registration statement on Form F-3, including all amendments or supplements thereto (the "Registration Statement"), filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended to date relating to securities to be issued and sold by the Company from time to time. Such securities include:

(a)	certain ordinary shares of the Company with a par value of US$0.04 each (the "Ordinary Shares"), including Ordinary Shares in the form of American depositary shares;

(b)	certain preferred shares of the Company with a par value of US$0.04 each (the "Preferred Shares");

(c)	debt securities, which may include debt securities exchangeable for or convertible into Ordinary Shares or Preferred Shares, and which may be secured or unsecured, and which may be senior debt securities, senior subordinated debt securities or subordinated debt securities of the Company (collectively, "Debt Securities"), each series of Debt Securities to be issued under indentures to be entered into by the Company and the trustee for such Debt Securities (the "Indentures");

(d)	warrants to subscribe for Ordinary Shares or Preferred Shares or Debt Securities (or any combination thereof) in the Company (the "Warrants") to be issued under warrant agreements to be entered into between the Company and the warrant agent for such Warrants thereunder (the "Warrant Agreements");

(e)	units consisting of one or more of the securities in any combination (the "Units"), to be issued under unit agreements to be entered into between the Company and the unit agent for such Units thereunder (the "Unit Agreements"); and

(f)	resale by certain selling shareholders named in the Registration Statement (the "Selling Shareholders") of up to 4,572,788 Ordinary Shares (the "Resale").

We are furnishing this opinion as Exhibits 5.1 and 23.2 to the Registration Statement.

1	Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1	The certificate of incorporation of the Company dated 12 April 2007 and the certificate of incorporation on change of name of the Company dated 27 May 2019, issued by the Registrar of Companies in the Cayman Islands.

1.2	The second amended and restated memorandum and articles of association of the Company as adopted by a special resolution passed on 27 May 2019 (the "Memorandum and Articles").

1.3	The written resolutions of the board of directors of the Company dated 8 May 2024 (the "Resolutions").

1.4	A certificate from a director of the Company, a copy of which is attached hereto (the "Director's Certificate").

1.5	The register of directors of the Company maintained at its registered office provider of the Company.

1.6	A certificate of good standing dated 9 May 2024, issued by the Registrar of Companies in the Cayman Islands (the "Certificate of Good Standing").

1.7	The Registration Statement.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving the following opinions, we have relied (without further verification) upon the completeness and accuracy of the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	The Memorandum and Articles remain in full force and effect and are unamended.

2.2	The Resolutions were duly passed in the manner prescribed in the Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect.

2.3	The shareholders of the Company (the "Shareholders") have not restricted the powers of the directors of the Company (the "Directors") in any way.

2.4	There is nothing contained in the minute book or the corporate records of the Company (which, other than the records set out in paragraph 1.5 and 1.6 of this opinion letter, we have not inspected) which would or might affect the opinions hereinafter appearing.

2.5	The minute book and corporate records of the Company as maintained at its registered office in the Cayman Islands are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the Shareholders and Directors (or any committee thereof) of the Company (duly convened in accordance with the Memorandum and Articles) and all resolutions passed at the meetings or passed by written resolution or consent (duly passed in the manner prescribed in the Memorandum and Articles), as the case may be.

2.6	The Debt Securities and the Indentures, the Warrants and the Warrant Agreements, and the Units and the Unit Agreements (together, the "Securities Documents"), have been, or will be, authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws.

2.7	The Securities Documents are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York and all other relevant laws.

2.8	The choice of the laws of the State of New York as the governing law of the Securities Documents has, or will have, been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York and any other relevant jurisdiction (other than the Cayman Islands) as a matter of the laws of the State of New York and all other relevant laws (other than the laws of the Cayman Islands).

2.9	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.10	All signatures, initials and seals are genuine.

2.11	The Company will receive money or money's worth in consideration for the issue of the Ordinary Shares and the Preferred Shares, and none of the Ordinary Shares or the Preferred Shares will be issued for less than their par value.

2.12	There will be sufficient Ordinary Shares and Preferred Shares authorised for issue under the Memorandum and Articles to enable the Company to issue the Securities.

2.13	The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws of the Cayman Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Securities Documents.

2.14	The Debt Securities, the Warrants and the Units will respectively be issued and authenticated as required in accordance with the provisions of a duly authorised, executed and delivered Indenture, Warrant Agreement and Unit Agreement.

2.15	The Securities Documents will be, or have been, duly executed and delivered by an authorised person of the parties thereto.

2.16	There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from offering, selling or issuing the Securities or entering into and performing its obligations under the Securities Documents.

2.17	No monies paid to or for the account of any party under the Securities Documents or any property received or disposed of by any party to the Securities Documents in each case in connection with the Securities Documents or the consummation of the transactions contemplated thereby represent or will represent proceeds of criminal conduct or criminal property or terrorist property (as defined in the Proceeds of Crime Act (As Revised) and the Terrorism Act (As Revised), respectively).

2.18	There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out below. Specifically, we have made no independent investigation of the laws of the State of New York.

2.19	The offer, sale, and issue of Securities under and pursuant to the Registration Statement will be of commercial benefit to the Company.

2.20	No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Securities.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing under the laws of the Cayman Islands.

3.2	The authorised share capital of the Company is US$1,000,000 divided into 22,500,000 ordinary shares of a nominal or par value of US$0.04 each and 2,500,000 preferred shares of a nominal or par value of US$0.04 each.

3.3	With respect to the Ordinary Shares, when (i) the board of directors of the Company (the "Board") has taken all necessary corporate action to approve the issue and thereof, the terms of the offering thereof and related matters; (ii) the issue of such Ordinary Shares has been recorded in the Company's register of members (shareholders) (the "Register of Members"); and (iii) the subscription price of such Ordinary Shares (being not less than the par value of the Ordinary Shares) has been fully paid in cash or other consideration approved by the Board, the Ordinary Shares will be duly authorised, validly issued, fully paid and non-assessable.

3.4	With respect to the Preferred Shares, when (i) the Board has taken all necessary corporate action to approve the issue thereof, the terms of the offering thereof and related matters; (ii) the issue of such Preferred Shares has been recorded in the Register of Members; and (iii) the subscription price of such Preferred Shares (being not less than the par value of the Preferred Shares) has been fully paid in cash or other consideration approved by the Board, the Preferred Shares will be duly authorised, validly issued, fully paid and non-assessable.

3.5	With respect to each issue of Debt Securities, when (i) the Board has taken all necessary corporate action to approve the creation and terms of the Debt Securities and to approve the issue thereof, the terms of the offering thereof and related matters; (ii) an Indenture relating to the Debt Securities shall have been authorised and validly executed and delivered by the Company and the trustee thereunder; and (iii) when such Debt Securities issued thereunder have been duly executed and delivered on behalf of the Company and authenticated in the manner set forth in the Indenture relating to such issue of Debt Securities and delivered against due payment therefor pursuant to, and in accordance with, the terms of the Registration Statement and any relevant prospectus supplement, such Debt Securities issued pursuant to the Indenture will have been duly executed, issued and delivered.

3.6	With respect to each issue of Warrants, when (i) the Board has taken all necessary corporate action to approve the creation and terms of the Warrants and to approve the issue thereof, the terms of the offering thereof and related matters; (ii) a Warrant Agreement relating to the Warrants shall have been duly authorised and validly executed and delivered by the Company and the warrant agent thereunder; and (iii) the certificates representing the Warrants have been duly executed, countersigned, registered and delivered in accordance with the Warrant Agreement relating to the Warrants and the applicable definitive purchase, underwriting or similar agreement approved by the Board upon payment of the consideration therefor provided therein, the Warrants will be duly authorised, legal and binding obligations of the Company.

3.7	With respect to each issue of Units, when (i) the Board has taken all necessary corporate action to approve the creation and terms of the Units and to approve the issue thereof, the terms of the offering thereof and related matters; (ii) a Unit Agreement relating to the Units shall have been duly authorised and validly executed and delivered by the Company and the financial institution designated as unit agent thereunder; and (iii) the certificates representing the Units have been duly executed, countersigned, registered and delivered in accordance with the Unit Agreement relating to the Units and the applicable definitive purchase, underwriting or similar agreement approved by the Board upon payment of the consideration therefor provided therein, the Units will be duly authorised, legal and binding obligations of the Company.

3.8	With respect to the Resale, when (i) the Board has taken all necessary corporate action to approve the Resale and thereof, the terms of the Resale thereof and related matters; and (ii) the Resale of such Ordinary Shares has been recorded in the Company's Register of Members, the Ordinary Shares will be duly authorised, validly issued, fully paid and non-assessable.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	To maintain the Company in good standing with the Registrar of Companies under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

4.2	The obligations assumed by the Company under the Securities Documents will not necessarily be enforceable in all circumstances in accordance with their terms. In particular:

(a)	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to, protecting or affecting the rights of creditors and/or contributories;

(b)	enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

(c)	some claims may become barred under relevant statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences;

(d)	where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction;

(e)	the courts of the Cayman Islands have jurisdiction to give judgment in the currency of the relevant obligation and statutory rates of interest payable upon judgments will vary according to the currency of the judgment. If the Company becomes insolvent and is made subject to a liquidation proceeding, the courts of the Cayman Islands will require all debts to be proved in a common currency, which is likely to be the "functional currency" of the Company determined in accordance with applicable accounting principles. Currency indemnity provisions have not been tested, so far as we are aware, in the courts of the Cayman Islands;

(f)	arrangements that constitute penalties will not be enforceable;

(g)	enforcement may be prevented by reason of fraud, coercion, duress, undue influence, misrepresentation, public policy or mistake or limited by the doctrine of frustration of contracts;

(h)	provisions imposing confidentiality obligations may be overridden by compulsion of applicable law or the requirements of legal and/or regulatory process;

(i)	the courts of the Cayman Islands may decline to exercise jurisdiction in relation to substantive proceedings brought under or in relation to the Securities Documents in matters where they determine that such proceedings may be tried in a more appropriate forum;

(j)	we reserve our opinion as to the enforceability of the relevant provisions of the Securities Documents to the extent that they purport to grant exclusive jurisdiction as there may be circumstances in which the courts of the Cayman Islands would accept jurisdiction notwithstanding such provisions;

(k)	a company cannot, by agreement or in its articles of association, restrict the exercise of a statutory power and there is doubt as to the enforceability of any provision in the Securities Documents whereby the Company covenants to restrict the exercise of powers specifically given to it under the Companies Act (As Revised) of the Cayman Islands (the "Companies Act"), including, without limitation, the power to increase its authorised share capital, amend its memorandum and articles of association or present a petition to a Cayman Islands court for an order to wind up the Company; and

(l)	if the Company becomes subject to Part XVIIA of the Companies Act, enforcement or performance of any provision in the Securities Documents which relates, directly or indirectly, to an interest in the Company constituting shares, voting rights or director appointment rights in the Company may be prohibited or restricted if any such relevant interest is or becomes subject to a restrictions notice issued under the Companies Act.

4.3	We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-Cayman Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in the Securities Documents.

4.4	We have not reviewed the final form of any of the Securities Documents, and our opinions are qualified accordingly.

4.5	We reserve our opinion as to the extent to which the courts of the Cayman Islands would, in the event of any relevant illegality or invalidity, sever the relevant provisions of the Securities Documents and enforce the remainder or the transaction of which such provisions form a part, notwithstanding any express provisions in this regard.

4.6	Under the Companies Act, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Act directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

4.7	In this opinion the phrase "non-assessable" means, with respect to the issuance of shares, that a shareholder shall not, in respect of the relevant shares and in the absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, have any obligation to make further contributions to the Company's assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

We express no view as to the commercial terms of the Securities Documents or whether such terms represent the intentions of the parties and make no comment with regard to warranties or representations that may be made by the Company.

The opinions in this opinion letter are strictly limited to the matters contained in the opinions section above and do not extend to any other matters. We have not been asked to review and we therefore have not reviewed any documents other than those as set out in Section 1 of this opinion letter and express no opinion or observation upon the terms of any such document.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the headings "Enforceability of Civil Liabilities", "Taxation" and "Legal Matters" and elsewhere in the prospectus and any prospectus supplements included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP

Director's Certificate

10 May 2024

To:	Maples and Calder (Hong Kong) LLP

26th Floor, Central Plaza

18 Harbour Road
Wanchai
Hong Kong

Dear Sir or Madam,

AirNet Technology Inc. (the "Company")

I, the undersigned, being a director of the Company, am aware that you are being asked to provide a legal opinion (the "Opinion") in relation to certain aspects of Cayman Islands law. Capitalised terms used in this certificate have the meaning given to them in the Opinion. I hereby certify that:

1	The Memorandum and Articles remain in full force and effect and are unamended.

2	The Resolutions were duly passed in the manner prescribed in the Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by the directors of the Company) and have not been amended, varied or revoked in any respect.

3	The authorised share capital of the Company is US$1,000,000 divided into 22,500,000 ordinary shares of a nominal or par value of US$0.04 each and 2,500,000 preferred shares of a nominal or par value of US$0.04 each.

4	The shareholders of the Company have not restricted or limited the powers of the directors in any way and there is no contractual or other prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting it from issuing and allotting the Shares or otherwise performing its obligations under the Registration Statement.

5	The directors of the Company at the date of the Meeting and at the date hereof were and are as follows:

Guo Man

Xiang Songzuo

Shirong Tong

Fuying Yan

Tong Lin

6	Each director of the Company considers the transactions contemplated by the Registration Statement to be of commercial benefit to the Company and has acted bona fide in the best interests of the Company, and for a proper purpose of the Company in relation to the transactions the subject of the Opinion.

7	To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction and neither the directors nor shareholders of the Company have taken any steps to have the Company struck off or placed in liquidation. Further, no steps have been taken to wind up the Company or to appoint restructuring officers or interim restructuring officers, and no receiver has been appointed in relation to any of the Company's property or assets.

8	The Company is not and will not be subject to the requirements of Part XVIIA of the Companies Act (As Revised).

I confirm that you may continue to rely on this Certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you personally to the contrary.

[signature page follows]

Signature:	/s/ Herman Man Guo

Name:	Herman Man Guo

Title:	Director